Exhibit 10.5

OPTION AGREEMENT

Protection One, Inc. (the “Company”), pursuant to its 2004 Stock Option Plan (the “Plan”), hereby grants to the Participant Options to purchase the number of shares of Stock set forth below.  The Options are subject to all of the terms and conditions set forth herein as well as all of the terms and conditions of the Plan, all of which are incorporated herein in their entirety.  Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan; provided that the term “Permissible Distribution Event” shall have the meaning set forth in the Protection One, Inc. Stock Appreciation Rights Plan.  In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

Participant:

Date of Grant:	February 8, 2005

Number of Shares of Stock Subject to the Options:

Exercise Price per Share:	$7.50

Expiration Date:	Six years from the date of grant.

Type of Option:

The Options granted hereby are intended to qualify as incentive stock options (“ISOs”) to the extent permissible under the requirements of Section 422 of the Code (and shall constitue nonqualifeid stock options to the extent such Options do not qualify as ISOs).

Vesting Schedule:

Subject to the Participant’s continued employment through the applicable vesting date and subject to Section 6(g) of the Plan, Options covering one-forty-eighth (1/48th) of the total shares of Stock set forth above shall vest and become exercisable on the last day of each full calendar month following the date of grant.

Exercise of Options

A Participant may exercise (subject to Section 6(g) and other provisions of the Plan) vested Options in whole or in part at any time and from time to time prior to their expiration; provided that, notwithstanding anything to the contrary in Section 6(g) of the Plan, outstanding Options that are vested at the time of, or in connection with, a Permissible Distribution Event shall expire if such Options are not exercised, or terminated in exchange for a net payment (if any) in accordance with Section 7(b) of the Plan, (1) within 6 months of the date of such Permissible Distribution Event, if such Permissible Distribution Event is an event described in paragraph (i), (ii) or (iii) of Section 409A(a)(2)(A) of the Code, or (2) within 10 calendar days of such Permissible Distribution Event, if such Permissible Distribution Event is an event described in paragraph (v) of Section 409A(a)(2)(A) of the Code (provided, for the avoidance of doubt, that outstanding Options that are unvested at the time of a Permissible Distribution Event shall not expire as a result of this proviso); and provided, further, that regardless of when exercise occurs, the shares of Stock (as adjusted pursuant to the Plan) to be issued upon such exercise shall only be issued and delivered to the Participant according to the terms set forth below (and any such shares shall be issued and delivered according to the terms set forth below regardless of whether the Participant’s employment with the Company has terminated, for any reason, prior to the date on which such shares are to be so issued and delivered).

Delivery of Shares

Any shares of Stock that a Participant has purchased through the exercise of Options will be issued and delivered to the Participant, and any net payment due to a Participant in accordance with Section 7(b) of the Plan shall be paid to the Participant, upon (and only upon) the earlier of:

(1) 6 months after a Permissible Distribution Event that is described in paragraphs (i), (ii) or (iii) of Section 409A(2)(A) of the Code; or

(2) 10 calendar days after a Permissible Distribution Event that is described in paragraph (v) of Section 409A(2)(A) of the Code; or

(3) the sixth anniversary of the date of grant

(the earlier of such dates, a “Payment Date”);

provided, for the avoidance of doubt, that there may be more than one Payment Date in the event a Permissible Distribution Event occurs prior to the date that all of a Participant’s outstanding Options have vested; and provided, further, that shares of Stock issuable and deliverable to a Participant shall be subject to adjustment and substitution (but not accelerated delivery) as provided in Section 7 of the Plan (and upon such issuance and delivery the Company shall also issue, if applicable, and deliver to the Participant all dividends or other distributions (including cash or securities and including, if applicable, merger consideration) that would have accrued on or been issued or delivered in respect of such shares from the date of exercise with respect thereto through the date of such issuance and delivery had shares been issued and delivered on the date of exercise); and provided, further, that to the extent the Participant’s right to receive Stock is converted pursuant to Section 7(b) of the Plan into a right to receive cash, the amount of cash so payable shall be credited with interest at six percent (6%) per annum, compounded annually, from the date such conversion is effective until the applicable Payment Date.

Holding Period for Shares Issued Upon Exercise of ISOs

Participant will report to the Company any disposition of shares purchased upon exercise of an ISO prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code. If and to the extent that such disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, the Participant shall remit to the Company an amount sufficient to satisfy those requirements.

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THE PLAN AND, AS AN EXPRESS CONDITION TO THE GRANT OF OPTIONS UNDER THIS OPTION AGREEMENT, AGREES TO BE BOUND BY THE TERMS OF BOTH THE OPTION AGREEMENT AND THE PLAN.

PROTECTION ONE, INC.	PARTICIPANT

By:
Signature	Signature

Name:
Title:	Date:
Date:

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